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                                                                 Exhibit 6.11(b)


                            FIRST AMENDMENT TO LEASE

This FIRST AMENDMENT TO LEASE is made and entered into this 7th day of February, 1997, by and between INDELA CAMELSQUARE LIMITED LIABILITY COMPANY, an Arizona limited liability company, hereinafter referred to as "Landlord", and NETWORLD.COM INC., an Arizona corporation, hereinafter referred to as "Tenant".

WHEREAS, Landlord leased certain premises to Tenant in the CamelSquare Complex, in the City of Phoenix, County of Maricopa, State of Arizona, pursuant to that certain Office Lease dated the 28th day of November, 1995, hereinafter referred to as the "Lease", the premises being more particularly described therein; and

WHEREAS, Landlord and Tenant wish to amend said Lease:

THEREFORE, in consideration for these present and the agreement of each other, Landlord and Tenant agree that the said Lease shall be and the same is hereby amended as of the 7th day of February, 1997, as follows, but the language contained herein shall prevail if in conflict with any previous language.

        1. TERM: The term of the First Amendment to Lease is for three (3) years, commencing on March 1, 1997 and terminating on February 28, 2000.

        2. LEASED PREMISES: The leased premises shall consist of the following:

                A. Suite K192, as per the lease dated November 28, 1995; containing approximately 1440 rentable square feet, as shown on the attached Exhibit "A" and

                B. Expansion Premises (formerly a part of Suite K195), containing approximately 856 rentable square feet, as shown on the attached Exhibit "A".

                   Therefore the entire leased (which shall be continued to be called Suite K192) consists of approximately 2,296 rentable square feet.

        3. BASE RENT: Tenant agrees to pay as the monthly base rental the following:

                03/01/97 - 02/28/98 - $ 3,137.87 per month, plus applicable rental sales tax.

                03/01/98 - 02/28/99 - $ 3,233.53 per month, plus applicable rental sales tax.

                03/01/99 - 02/28/00 - $ 3,329.20 per month, plus applicable rental sales tax.

        for each and every month of the lease, payable in advance, without offset or deduction, on the first day of each month commencing on March 1, 1997.

        Any occupancy of the Expansion Premises by the Tenant prior to March 1, 1997 shall be pro-rated on a daily basis. If occupancy of the Expansion Premises is after March 1, 1997, the rent for the Expansion Premises for March shall be pro-rated on a daily basis.


                            First Amendment to Lease
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        4. JANITORIAL SERVICES: The Landlord shall not provide janitorial services to the leased premises. The Tenant shall not receive any credit or allowance for the Landlord not providing janitorial service to the leased premises.

        5. SECURITY DEPOSIT: The Landlord presently retains a security deposit of One Thousand Nine Hundred dollars and no cents ($1,900.00) for Suite K192. The Tenant shall now also pay to the Landlord the amount of One Thousand Two Hundred dollars and no cents ($1,200.00) for an additional security deposit due to the Tenant expanding their leased premises. Therefore the total security deposit for Suite K192 shall be Three Thousand One Hundred dollars and no cents ($3,100.00).

        6. TENANT IMPROVEMENTS: The Landlord agrees to perform certain Tenant improvements in the leased premises at the Landlord's sole expense. These Tenant improvements are specified and shown on the attached Exhibit "B" - Tenant Improvements. Other than noted in Exhibit "B", the Tenant accepts the premises in "as-is" condition.

        7. COVERED PARKING: Per the lease dated November 28, 1995, the Tenant received one (1) free covered, reserved parking space for Suite K192. Due to the Tenant's expansion, the Tenant shall now receive a total of two (2) free, covered reserved parking spaces through out the term of the lease at no charge. The Landlord reserves the right to designate the location of said parking spaces.

        8. OPERATING COSTS: The Tenant shall receive a 1997 Base Year in determining the Tenant's responsibilities regarding the payment of operating costs. The Tenant shall not be responsible for paying any operating costs from March 1, 1997 through February 28, 1998.

        In the lease dated November 28, 1995, Article 6.2 (Operating Expenses) was deleted. This Article 6.2 (Operating Expenses) is hereby inserted into the lease and is attached as Exhibit "C".

        9. RIGHT OF REFUSAL: Provided that Tenant is not in default of any of the terms and conditions herein contained, Landlord and Tenant hereby and herewith agree that Landlord shall not lease to any other Tenant that office space comprising approximately 921 rentable square feet (Suite K195) and located as indicated on the attached Exhibit "A" without first notifying Tenant of Landlord's intention to lease said space.

        If Tenant upon receipt of said notification desires to lease that space indicated on Exhibit "A", Landlord shall agree to lease that space to Tenant under those terms and conditions applicable to other expanding Tenants at CamelSquare (exclusive of below ground space).


                            First Amendment to Lease
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        In order to exercise said right of first refusal, Tenant must notify
        Landlord of its intention to do so in writing within three (3) working days of Tenant's receipt of intention to lease said space.

        Tenant shall then commence rent payment on such space upon substantial completion of construction, Tenant's occupancy of such space or thirty
        (30) days after notifying Landlord of Tenant's intention to lease such space, whichever shall first occur.

        In the event that Tenant declines to lease said office space after notification under this provision, then Tenant shall have no further rights to said space.

        10. OTHER: All other terms and conditions of Lease, as amended, remain in full force and effect.

IN WITNESS HEREOF, Landlord and Tenant have executed this instrument by proper persons thereunto authorized so to do on the day and year first hereinabove written.

TENANT:                                LANDLORD:
NETWORLD.COM INC.,                     INDELA CAMELSQUARE LIMITED LIABILITY
an Arizona corporation                 COMPANY, an Arizona limited liability
                                       company

By: /s/ Kendall Q. Northern            by Sam Halpern - Member
   -------------------------------

Printed Name:  Kendall Q. Northern     By:     /s/ Sam Halpern
              --------------------         -------------------------------------
                                                   Sam Halpern
Its:  President
     -----------------------------

This lease proposal shall not be treated as an offer but merely as a proposal for review purposes. This proposal shall not be valid or binding unless and until accepted by Landlord in writing and fully executed copy delivered to both parties hereto. This proposal is subject to withdrawal or modification by Landlord at any time. Landlord reserves the right to offer premises simultaneously to other third parties. Therefore, the premises may be subject to prior leasing.


                            First Amendment to Lease
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                                   EXHIBIT "A"
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                                   EXHIBIT "B"
                               TENANT IMPROVEMENTS
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                                   EXHIBIT "C"


        6.2 Operating Expenses. Tenant shall pay to Landlord, as Additional Rent, Tenant's share of Operating Expenses as follows:

                (a) Definition. "Operating Expenses" shall include all expenses and costs of every kind and nature which Landlord shall pay or become obligated to pay because of or in connection with the ownership and operation of the Project and surrounding property and support facilities, including, without limitation: (i) all Impositions; (ii) premiums for insurance maintained by Landlord; (iii) wages, salaries and related expenses and benefits of all on site and off site employees and contractors engaged in operation, maintenance and security; (iv) all supplies, materials and equipment rental use in operations; (v) all maintenance and repair, janitorial, security and service costs; (vi) management cost; (vii) legal and accounting expenses, including the cost of audits by certified public accountants; (viii) repairs, replacements and general maintenance (excluding those paid for by proceeds of insurance or other parties and alterations attributable solely to Tenants of the project other than Tenant); (ix) all maintenance and repair costs, including sidewalks, landscaping, service area, mechanical rooms, Garage and other parking area, building exteriors and driveways; (x) amortization of capital improvements to the extent such capital improvements reduce other Operating Expenses or to the extent that they are required by governmental authorities; (xi) all other operating, management and other expenses incurred by Landlord in connection with operation of the Project; (xii) all charges for heat, water, gas, electricity and other utilities used or consumed in the Project and surrounding lots, entrance ways, sidewalks, etc.; and (xiii) transportation services.

                (b) Proration. Any Operating Expenses attributable to a period which falls only partially within the Term shall be prorated.

                (c) Survival. Any sum payable by Tenant which would not otherwise be due until after the date of the termination of this Lease shall, if the exact amount is uncertain at the time that this Lease terminates, be paid by Tenant to Landlord upon such termination in an amount to be determined by Landlord, with an adjustment to be made once the exact amount is known.

                (d) Estimated Payment. Prior to the commencement of each Lease Year, Landlord shall estimate the Additional Rent payable by Tenant pursuant to this provision. Tenant shall pay to Landlord on the first of each month, in advance, one twelfth (1/12) of what Landlord estimates to be Tenant's Share of Operating Expenses. At the end of each Lease Year there shall be an adjustment made to account for any difference between the actual and the estimated Operating Expenses for the previous year. If Tenant has


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                        overpaid the amount of Additional Rent owing pursuant to
                        this provision, Landlord shall credit Tenant the amount of such overpayment in determining Tenant's estimated payments for the following Lease Year of the Term, Landlord shall refund such overpayment to Tenant within thirty (30) days after the end of the Lease Year. If Tenant has underpaid the amount of Additional Rent owing pursuant to this provision, Tenant shall pay the amount of such underpayment to Landlord, as Additional Rent, within ten (10) days after billing. In no event shall Tenant's Base Rent be less than the Base Rent specified herein.

                (e) Adjustment. Notwithstanding any provision herein to the contrary, in the event the Project is not fully occupied during any year of the Term, an adjustment shall be made in computing Operating Expenses for such year so that the same shall be computed for such year as though the Project had been fully occupied during such year; provided, however, that in no event shall Landlord retain more than the actual Operating Expenses for the Project after the amount is determined and settled with Tenants of the Project. Tenant's Share of Operating
                        Expenses: A fraction, the numerator of which is the Rentable Square Feet of the Premises, and the denominator of which is the actual (295,013 sq. ft.) Rentable Square Feet of the Project. The Rental Square Feet of Project is approximate and may be subject to inaccuracy. No amount payable hereunder shall be adjusted notwithstanding any increase or decrease in the actual rentable square footage for that set forth herein.

                (f) Calendar Year. The Operating costs shall be determined for each calendar year. If the Operating Costs for any calendar year exceed the Base Operating Cost, Tenant's rent for said calendar year shall be increased by an amount equal to Tenant's Share of such excess which increased rental for such calendar year Tenant agrees to pay to Landlord in accordance with the statements rendered. Each calendar year Landlord may elect to require that the rental be adjusted for that year effective January 1 on the basis of Landlord's estimates of increases and decreases in Operating Costs, which adjusted rental Tenant agrees to pay in accordance with the statements rendered. A final adjustment of the rental for each calendar year shall be made the following year based upon the final Operating Costs, determined as herein provided and examined by Landlord's regularly employed accountants. Appropriate fair adjustments shall be made for costs which vary with occupancy and where Tenants pay costs that in other leases are paid by Landlord. In no event, however, shall Tenant's rent be less than the Base Rent specified above.

                (g) Real Estate Taxes. Tenant hereby agrees to pay, as additional rent, Tenant's Share of any Real and Personal Property taxes assessed or levied for any tax year (the "Tax Year") or portion thereof occurring during the term of this Lease in excess of the Base Taxes. If the Real and Personal


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                        Property taxes for any Tax Year are lower than the Base
                        Taxes, Tenant shall not be entitled to any refund whatsoever. After Landlord has received the tax bill(s) for each Tax Year, Landlord shall furnish Tenant with a written statement of the amount due as Tenant's Proportionate share of Real and Personal Property taxes in excess of the Base Taxes, and within thirty (30) days of the date of such statement, Tenant shall pay the amount due in one lump sum. Alternatively, Landlord shall have the right to estimate Tenant's Proportionate share of Real and Personal Property taxes in excess of the Base Taxes, which sums Tenant agrees to pay in accordance with the statements rendered, in which event a final annual adjustment shall be made based upon the Real and Personal Property taxes actually assessed or levied, the failure of Landlord to send Tenant any such statement shall not constitute a waiver by Landlord of its right to require Tenant to pay its Proportionate Share of such excess. Any fractional Tax Year in the first or final year of the Lease term shall be treated proportionately on a 360-day year basis.


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